                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Jostens, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO OF JOSTENS]

               ROBERT P. JENSEN
               Chairman
               (612) 830-3300

               Corporate Offices
               5501 Norman Center Drive
               Minneapolis, MN 55437

                                                             September 20, 1996

Dear Shareholder:

  You are cordially invited to join us at the 1996 Annual Meeting of your company, which will be held at 10 a.m. Thursday, October 24, 1996, in the Auditorium of the company's headquarters at 5501 Norman Center Drive, Minneapolis, Minnesota. The formal notice of the meeting and proxy statement appear on the following pages.

  At the meeting, shareholders will elect three individuals to serve as directors for terms of three years, elect one individual to serve as a director for a term of one year, consider amendments to the Jostens, Inc. 1992 Stock Incentive Plan, and consider the Board's proposal that shareholders ratify the appointment of Ernst & Young as the company's independent accountants for the 1997 fiscal year.

  Directors and officers will be present before and after the meeting to talk with shareholders. During the meeting there will be an opportunity for shareholder questions regarding the affairs of the company and for discussion of the business to be considered at the meeting.

  We hope you will be able to attend and participate in the meeting. However, whether or not you intend to attend the meeting in person, you can be assured that your shares will be represented at the meeting by completing and returning the enclosed proxy card in the envelope provided as soon as possible. Remember, your vote is important!

                                          Cordially,

                                          /s/ Robert P. Jensen
                                          Robert P. Jensen
                                          Chairman of the Board

                               [LOGO OF JOSTENS]

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 24, 1996

                             ---------------------

To Our Shareholders:

  The Annual Meeting of the Shareholders of Jostens, Inc., will be held at the executive offices of the company, 5501 Norman Center Drive, Minneapolis, Minnesota, Thursday, October 24, 1996, at 10 a.m. local time, for the following purposes, as described in more detail in the accompanying Proxy Statement.

  1. To elect four directors, three to serve three-year terms ending in 1999 and one to serve a one-year term ending in 1997.

  2. To approve amendments to the Jostens, Inc. 1992 Stock Incentive Plan.

  3. To ratify the appointment of Ernst & Young to act as independent auditors of the company for the fiscal year ending June 30, 1997.

  4. To transact such other business that may be properly considered at the meeting or any adjournment thereof.

  Shareholders of record at the close of business on September 4, 1996, are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting.

                                          ON BEHALF OF THE BOARD OFDIRECTORS

                                          /s/ Orville E. Fisher Jr.

                                          Orville E. Fisher Jr., Secretary

September 20, 1996

                 PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD
             AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                               [LOGO OF JOSTENS]

                             ---------------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 24, 1996

                             ---------------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished to the shareholders of Jostens, Inc. in connection with the solicitation by the Board of Directors of the company of proxies for use at the Annual Meeting of Shareholders to be held Thursday, October 24, 1996, at 10 a.m. local time, and at all adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

  A proxy may be revoked by the person giving it at any time before it is used at the Annual Meeting. A proxy may be revoked by filing a revoking instrument with the secretary of the company, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  Any proxy received pursuant to this solicitation will be voted at the Annual Meeting as specified by the shareholder. A proxy signed by the shareholder that lacks any such specification will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders and in favor of the election of the nominees for director listed in this Proxy Statement. A proxy in which authority is withheld for the election of a nominee for director or voted as abstaining on any of the other proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and will be counted as votes against that matter. Shares represented by a proxy card, including any broker non-votes on a matter, will be treated as shares not entitled to vote on that matter and will not be counted in determining whether that matter has been approved.

  The cost of solicitation will be borne by the company. Proxies will be solicited primarily by mail. Morrow & Co., Inc., New York, N.Y. has been retained to assist in the distribution of proxies at an estimated fee of $5,500 plus expenses. Directors, officers and employees of the company may solicit proxies in person, by telephone, by telegram or by facsimile. The company may reimburse brokerage firms and others for expenses incurred in forwarding proxy materials to the beneficial owners of the company's common stock.

  This Proxy Statement and the enclosed form of proxy are first being mailed to Jostens shareholders on September 20, 1996.

                              OUTSTANDING SHARES

  Only shareholders of record at the close of business September 4, 1996, are entitled to vote at the Annual Meeting. On September 4, 1996, the company had 38,659,243 outstanding shares of common stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Holders of shares of common stock are not entitled to cumulative voting rights. Representation in person or by proxy of a majority of the shares outstanding is required to constitute a quorum.

  The following table sets forth certain information concerning persons known to the company to be the beneficial owner of more than five percent of the company's common stock.

                                        NUMBER OF SHARES
      NAME AND ADDRESS                 BENEFICIALLY OWNED       PERCENT OF CLASS
      ----------------                 ------------------       ----------------
      FMR Corporation                    4,330,849(/1/)              11.2%
      82 Devonshire Street
      Boston, MA 02109
      State Farm Mutual Automobile       2,781,126(/2/)              7.2%
      Insurance Company
      One State Farm Plaza
      Bloomington, IL 61710

- ---------------------
(1) According to the Form 13G filed as of February 29, 1996, this entity had sole voting or dispositive power over all of the shares set forth above opposite its name.
(2) According to the Form 13G filed as of December 31, 1995, this entity had sole voting or dispositive power over all of the shares set forth above opposite its name.

                             ELECTION OF DIRECTORS

NOMINATION

  The company's Articles of Incorporation currently provide that the Board of Directors shall consist of not less than five nor more than 15 members, which number shall be fixed from time to time by resolution of the Board and shall be divided into three classes of as nearly equal size as possible. The standard term of each class is three years and the term of one class expires each year in rotation. The company has established a retirement age for directors of 70 years old. The Board presently consists of eight members. At the Annual Meeting, the terms of two current directors will expire and one director has elected to retire prior to the end of his current term.

  The term of Mr. Stodder expires at the Annual Meeting and he will retire from the Board. Mr. Stodder has been associated with Jostens since the 1950s, including 32 years of service as a director. Mr. Andres has elected to retire as of the date of the Annual Meeting, one year prior to the end of his current term, after 11 years of dedicated service. The company recognizes and appreciates their many contributions and expresses its thanks to Mr. Stodder and Mr. Andres for their service as directors.

  The Board has determined that there will be seven directors of the company for the ensuing year or until such time as the number of directors may be changed by the Board. The Board of Directors has designated Lilyan H. Affinito, Kendrick B. Melrose and Richard A. Zona as nominees for election to three-year terms ending in 1999 or until their successors are duly elected and qualified. The Board has nominated Robert P. Jensen to serve as a director for a one-year term ending in 1997 or until his successor is duly elected and qualified. Although under the Board of Directors policy Mr. Jensen has reached the age of retirement, due to his key position as Chairman of the Board and his significant contributions to the company, the Board has asked him to serve an additional term of one year. Ms. Affinito, Mr. Jensen and Mr. Zona are currently directors of the company. Mr. Zona was elected as a director of the company by the Board in April 1996. Mr. Melrose has not previously served on the Board and is being nominated for the first time. The Board has no reason to believe that any nominee will be unable to serve if elected. If, prior to the Annual Meeting, the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have been voted for such nominee will be voted for a substitute nominee as selected by the Board.

  The following information has been furnished to the company by the respective directors and nominees. Except as otherwise stated, each of the directors and nominees has held his or her present occupation for the past five years. Set forth below each individual's name is the year during which such director's term expires.

                                                                                    DIRECTOR
                PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                    AGE  SINCE
                --------------------------------------------                    --- --------
            Lilyan H. Affinito, until 1991, served as Vice                       65   1987
            Chairman of the Board of Maxxam Group, Inc., a forest
            products, real estate management and development
            and integrated aluminum production company. She
            previously served as President and Chief Operations
            Officer of Maxxam Group. She is a director of Kmart
            Corporation; Caterpillar, Inc.; Chrysler Corporation;
            New York Telephone Company; New England Telephone
            Company; Tambrands, Inc.; and Lillian Vernon Corp.

[PHOTO OF
Lilyan H. Affinito
(nominee)]

            Robert C. Buhrmaster is the President and Chief Executive            49   1993
            Officer of the company. Mr. Buhrmaster joined Jostens in
            December 1992 as Executive Vice President and Chief Staff
            Officer. He was named President and Chief Operating Officer in June 1993 and was named to his current position in March
            1994. Prior to joining the company, Mr. Buhrmaster was
            with Corning, Inc. for 18 years, most recently as
            Senior Vice President of Strategy and Business Development.
            He is a director of The Toro Company.

[PHOTO OF
Robert C. Buhrmaster
(1998)]

            Jack W. Eugster is Chairman, President and Chief Executive           49   1995
            Officer of Musicland Stores Corp. He has been with Musicland
            Stores Corp. since June 1980. He is also a director of Damark,
            Inc.; Donaldson Company, Inc.; MidAmerican Energy Company; and
            ShopKo Stores.

[PHOTO OF
Jack W. Eugster
(1998)]

            Mannie L. Jackson is Chairman of Harlem Globetrotters,               57 1994
            Inc., a sports and entertainment company. Until December
            1, 1994, he was Senior Vice President--Corporate Marketing
            and Administration of Honeywell Inc., a manufacturer
            of control systems. He was with Honeywell since 1968,
            serving in a variety of executive capacities. He is a
            director of Stanley Products; Ashland Oil Corporation;
            Martech Controls South Africa; and Reebok Corporation.

[PHOTO OF
Mannie L. Jackson
(1997)]

            Robert P. Jensen is a private investor. He previously                70 1980
            served as Chairman and Chief Executive Officer of G.K.
            Technologies, Inc.; Tiger International, Inc.; and E.F.
            Hutton LBO, Inc.

[PHOTO OF
Robert P. Jensen
(nominee)]

            Kendrick B. Melrose is Chairman and Chief Executive Officer          56  --
            of The Toro Company, a manufacturer of outdoor beautification equipment. He has been with The Toro Company since 1970.
            He is a director of The Valspar Corporation and Donaldson
            Company, Inc.

[PHOTO OF
Kendrick B. Melrose
(nominee)]

            Richard A. Zona is Vice Chairman--Finance of First Bank              51 1996
            System, Inc., a regional bank holding company. He has
            been with First Bank System, Inc. since September 1989.
            He is a director of Olympic Financial Ltd.

[PHOTO OF
Richard A. Zona
(nominee)]

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  Committees. The business and affairs of the company are managed under the direction of the Board of Directors, which met five times during the fiscal year ended June 30, 1996. The Board maintains an Audit Committee, an Executive Committee and a Compensation Committee. The Board does not maintain a nominating committee, but instead the Board as a whole determines the nominees for director based on a slate recommended by the Executive Committee. The Board will consider nominees recommended by shareholders. During fiscal year 1996, no director attended fewer than 75 percent of the aggregate number of meetings of the Board or the committees of which such director is a member.

  The Audit Committee presently consists of directors Affinito, Andres, Eugster, Jensen, Stodder and Zona. The committee, along with other duties, reviews the company's financial and accounting practices and procedures, the scope and results of the annual audit performed by the company's independent auditors and the professional services provided by such auditors. The Audit Committee met four times during fiscal year 1996.

  The Compensation Committee presently consists of directors Affinito, Andres, Eugster, Jackson and Stodder. The committee, along with other duties, reviews, evaluates and approves the various levels and forms of compensation for key management and officers of the company. In addition, the committee administers the company's stock incentive plans. The Compensation Committee met three times during fiscal year 1996.

  The Executive Committee presently consists of directors Buhrmaster, Jackson, Jensen and Stodder. The committee charter permits it to exercise most of the powers of the Board of Directors during intervals between regular meetings of the full Board. The Executive Committee met three times during fiscal year 1996.

  The Board established a special committee consisting of directors Jensen and Buhrmaster to review and authorize the implementation of the share repurchase program. This special committee met one time during fiscal year 1996.

  Directors' Fees. An annual retainer of $22,000 is paid to those members of the Board of Directors who are not present or past employees of the company. In addition, non-employee directors receive $1,000 for each Board or Committee meeting attended and $500 for each telephone meeting. The Chair of each Board committee is entitled to an additional $2,000 per year. Pursuant to the company's 1992 Stock Incentive Plan, each non-employee director automatically is granted, as of the date of each annual meeting of shareholders, a non-qualified option to purchase 1,000 shares of the company's common stock at the then current market value.

  In August 1996, the Board eliminated the retirement program for non-employee directors and implemented a stock-basked program that will more closely align the directors' long-term retirement incentives with those of the company's shareholders and will lead to greater stock ownership by the directors. As part of the new compensation plan effective after this Annual Meeting, the Board approved an increase in the annual option grant from 1,000 shares to 2,200 shares and added an annual grant of restricted stock units equal to 50 percent of the value of the then annual retainer. Such share units receive dividend credits and are restricted until the director terminates service as a director, at which time the share units are paid to the director in company common stock.

  Under the Jostens, Inc. Deferred Compensation Plan, a non-employee director may elect to receive his or her fees currently in the form of either cash or company stock or to defer such fees in an interest-bearing account and/or a company share equivalent account. The interest-bearing account accrues interest at a rate equivalent to the seven-year U.S. Treasury Note rate plus one percentage point. Deferred compensation in the share equivalent account is treated as though it were invested in company stock with such account credited for dividend equivalents and adjusted to reflect share ownership changes resulting from events such as a stock split or recapitalization. Participants will have no voting rights with respect to the share equivalent account until shares are distributed. Upon termination of service as a director, a participant may elect to receive the balance in his or her account (in the form of cash or shares, as the case may be) either in a lump sum or in installments. Upon a change in control of the company, participants will receive the balance in their accounts in a lump sum.

  Director Jensen serves as Chairman of the Board of Directors and of the Executive Committee of the Board. Since these positions require Mr. Jensen to be the key interface between the Board of Directors and the company's management, the Board of Directors has entered into a consulting arrangement with Mr. Jensen to pay him an additional fee of $25,000 per month. For each of the fiscal years 1996, 1995 and 1994, respectively, Mr. Jensen received aggregate cash compensation as follows: $335,000, $326,000, and $358,000. Compensation paid is attributable to Mr. Jensen's service as Chairman along with the standard compensation for services as a Board member. In addition, pursuant to the company's stock option plan (as part of the standard compensation for all non-employee directors), Mr. Jensen has received a grant on the date of the annual meeting of shareholders of an option to purchase 1,000 shares of the company's common stock, vesting at the rate of 25 percent per year and expiring 10 years after the date of grant at the following exercise prices during fiscal years 1996, 1995, and 1994, respectively:
$22.94, $17.188, and $19.00.

  Directors Retirement Program. Upon retirement from service as a director, the company historically entered into a consulting agreement with each non-employee director who has served as a director for at least five years and is at least 55 years old. The retired director is paid an annual fee equal to the then current annual retainer for active directors for providing consulting advice and services as requested by the company. The agreement normally extends no longer than the number of years the retired director served on the board and only so long as the retired director does not make a major investment in, become employed by or provide services of any kind to a competitor of the company.

  In August 1996, the Board terminated this policy effective after the Annual Meeting and implemented the stock-based compensation program discussed above. Each of the directors who has served as a director prior to 1996 (including former directors who were receiving payments under the previous retirement policy) will receive the present value of the benefit, accrued in accordance with the previous retirement policy, credited into his or her Deferred Compensation Plan account. A discount rate of 10 percent was used in the calculation of the present value and it was assumed that current non-employee directors accrued benefit would commence at a retirement age of 65. The benefits will be paid out after termination of service as a director in accordance with payout election made under the Deferred Compensation Plan.

                     SHARES HELD BY DIRECTORS AND OFFICERS

                                   COMMON SHARES OWNED BENEFICIALLY
                                       AS OF SEPTEMBER 4, 1996
NAME                                          (/1/)(/2/)
- ----                               --------------------------------
Lilyan H. Affinito(/3/)                         17,122
Robert C. Buhrmaster                           137,762
Jack W. Eugster(/3/)                             1,826
Orville E. Fisher Jr.                          114,282
Mannie L. Jackson(/3/)                           3,898
Robert P. Jensen                                 9,968
John L. Jones                                   57,149
Kendrick B. Melrose                                  0
Trudy A. Rautio(/3/)                            13,964
Charles W. Schmid                               17,786
Richard A. Zona                                      0
All directors and executive
 officers as a group (14 members)              419,210

- ---------------------
(1) Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such individual or group. All amounts shown for individuals reflect less than 1 percent of the outstanding shares. The group total reflects 1.1% of the shares outstanding.
(2) Includes the following number of shares which may be acquired by the named persons or group within 60 days upon the exercise of options: Ms. Affinito, 6,500 shares; Mr. Buhrmaster, 101,250 shares; Mr. Eugster, 250 shares; Mr. Fisher, 88,750 shares; Mr. Jackson, 750 shares; Mr. Jensen, 6,500 shares; Mr. Jones, 46,750 shares; Ms. Rautio, 6,875 shares; Mr. Schmid, 10,000 shares; and all directors and executive officers as a group, 267,625 shares. Also includes the following number of restricted shares held subject to forfeiture: Mr. Buhrmaster, 17,070 shares; Mr. Fisher, 5,356 shares; Mr. Jones, 5,356 shares; Ms. Rautio, 5,356 shares; and Mr. Schmid, 5,356 shares; and all directors and executive officers as a group, 303,625 shares.
(3) Includes the following number of shares held for the account of the named person participating in the Jostens, Inc. Deferred Compensation Plan: Ms. Affinito, 9,822 shares; Mr. Eugster, 576 shares; Mr. Jackson, 3,148 shares; and Ms. Rautio, 662 shares.

                     REPORT OF THE COMPENSATION COMMITTEE
                       REGARDING EXECUTIVE COMPENSATION

TO JOSTENS, INC. STOCKHOLDERS:

  The Compensation Committee of the Jostens Board of Directors has the responsibility to establish and carry out the executive compensation philosophy and programs of your company and to report to you the compensation decisions and actions taken during the past fiscal year. Our Committee consists exclusively of outside independent Board members. We have independent access to and use of outside executive compensation consultants on matters of plan design, administration and reviewing competitiveness. This report discusses the Committee's work in establishing executive compensation for the chief executive officer and executive officers of your company.

PHILOSOPHY

  The Board of Directors has established a compensation philosophy and programs that support and reinforce growth in shareholder value. Jostens recognizes and rewards its employees for individual, team and overall company performance. Jostens provides a competitive total compensation program that delivers premium rewards for superior performance and below-competitive rewards for performance that fails to meet our standards. Beyond structuring base salary and benefits to be competitive in order to attract and retain well-qualified executives, our philosophy is to strongly tie compensation to company performance by placing a significant part of the executive officers' compensation at risk.

  The Committee believes that:

  1. The interests of executives should be linked with shareholders through the risks and rewards of Jostens stock ownership;

  2. Executives should purchase and own Jostens stock;

  3. A substantial portion of executive compensation should be at risk of not being paid if the company's performance does not meet objectives;

  4. All executives should have a portion of compensation tied to overall corporate performance;

  5. Executives responsible for specific business units should also have a substantial portion of compensation tied to that business unit's performance;

  6. In addition to rewards for annual results, a significant portion of executive compensation should be long term, to focus management on achieving sustained long term results; and

  7. Special benefits and perquisites for executives should be minimized.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

  We directly link key executive officer compensation to the company's stock performance and achievement of other long and short term performance goals and objectives. Over 60 percent of an executive officer's targeted total compensation is "at risk." If company performance targets are not achieved, bonus and incentive awards are significantly reduced or not paid at all. If performance targets are met or surpassed, shareholder value should increase and executive officer performance-based compensation increases commensurate with the company's performance.

  The key elements of Jostens' executive compensation are: base salary, an annual bonus, and long term incentives in the form of stock options and restricted stock. While we establish the elements and targets for compensation, individual and corporate performance drive the actual compensation paid.

  In 1994 the company initiated a deposit share program that requires executives to invest in the company through their ownership of company common stock. In 1995 this program was expanded to apply to key Jostens managers. Executive officers and key managers who are granted stock options must own shares of common stock equal to 10 percent of the number of shares underlying each grant of stock options they receive. These deposit shares must be held for at least one year longer than the stock option vesting period. This requirement is ongoing and will apply to future stock option grants for these individuals.

  In determining each component of compensation, we consider an executive's TOTAL COMPENSATION package. We target total compensation for executive officers at levels that reflect total compensation offered by companies of similar size in general industry. The comparison companies we use to determine appropriate executive compensation levels are not the same companies included in the peer group performance graph in this Proxy Statement, because the peer group index includes companies with revenues greater than Jostens and companies in different industries.

  We establish BASE SALARIES of executive officers that are competitive with the market median for similar positions in other companies of similar size in general industry. Each executive's base salary is initially determined according to competitive pay practices, consideration of internal equity, his or her level of responsibility, prior experience and breadth of knowledge. Salaries are reviewed annually. Increases to executive officer base salary depend primarily on individual performance and the executive officer's contribution and future growth potential as well as company performance and competitive market rates.

  We establish ANNUAL BONUS targets as a percentage of base salary. Bonus awards are designed to reward executives and other key managers for achieving financial performance goals of the company and/or business unit level as well as completing key business initiatives. If performance goals are exceeded, award amounts increase, but if goals are not met, awards are reduced or not paid at all. Annual bonus awards are paid to operating officers for achieving total corporate and individual operating unit financial performance and key business initiatives. Annual bonus awards for staff officers are tied to achieving total corporate financial performance and key strategic initiatives.

  LONG TERM INCENTIVE COMPENSATION for executive officers consists of stock option grants and performance share unit grants payable in restricted stock. We approve all grants of stock options, restricted stock and performance share units. To further align management's interests with those of stockholders, stock option awards for fiscal years 1995, 1996 and 1997 were made in fiscal year 1995 through a long term incentive program, the Special Equity Performance Program (SEPP). SEPP directly links long term executive incentive compensation to the company's long range financial goals for fiscal years 1995, 1996 and 1997. The plan was designed to focus executive attention on achieving and exceeding the company's historical earnings level.

  The stock options granted under SEPP are in place of grants that would have been made over the three-year period that includes fiscal years 1995, 1996 and 1997. The performance shares granted under SEPP also represent a three-year long term incentive opportunity and are earned based on the company's earnings performance over the same 1995-1997 period. Annual earnings goals have been established as the basis for earning the performance share units. Once earned, the performance share units are converted to restricted stock subject to an additional two-year vesting requirement. These shares of restricted stock, once earned, may be included in stock ownership for the deposit share program. In fiscal year 1996, Jostens' earnings performance targets were not attained and, as a result, the performance shares were not earned.

FISCAL YEAR 1996 COMPENSATION DECISIONS RELATING TO THE CEO

  Chief Executive Officer Robert C. Buhrmaster's fiscal year 1996 performance was reviewed by the independent Directors as established in the CEO Evaluation Process adopted by the Board of Directors in 1995. While Jostens' reported financial results did not meet all of the goals established by the Board, continuing progress was made in positioning the company for higher growth.

  Mr. Buhrmaster's compensation reflects the Board's assessment of both Jostens fiscal year 1996 results and his overall performance. Based on Mr. Buhrmaster's partial achievement of fiscal year 1996 performance goals, the Board approved a 1996 bonus for him of $126,800. This bonus is 25.5 percent of Mr. Buhrmaster's 1996 base salary of $500,000.

  Under SEPP, Mr. Buhrmaster was eligible for but did not earn 16,000 restricted performance shares because the company did not achieve the designated financial target in fiscal year 1996.

  The Board did not grant Mr. Buhrmaster a salary increase for fiscal year 1997. In addition, the Committee supported Mr. Buhrmaster's request to increase the portion of his total compensation tied to performance by reducing his base salary by 10 percent effective July 1, 1996, and raising his bonus target from 50 percent to 60 percent for fiscal year 1997. After the 10 percent reduction, Mr. Buhrmaster's base salary is $450,000. Mr. Buhrmaster's action expanded the corporate focus on pay for performance.

IRS LIMITATIONS

  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, no deduction by a publicly held corporation is allowed for remuneration paid to certain highly compensated employees to the extent that the amount of such remuneration for a taxable year for such individual exceeds $1 million.
Section 162(m) provides for the exclusion of performance based compensation from remuneration that is otherwise subject to the deduction limitation. It is the policy of Jostens that the components of executive compensation that are inherently performance based should qualify for the exclusion from deduction limitation under Section 162(m). Those components, as described above, currently consist of annual incentive awards, stock options and long term incentive awards. While Jostens does not anticipate that compensation paid to any executive during the current year will exceed the limitation, the company has elected to submit an amendment to the Jostens 1992 Stock Incentive Plan to shareholders for approval to meet Internal Revenue Code requirements.

SUMMARY

  The Committee believes Jostens' executive compensation policies and programs effectively serve the interests of the shareholders as well as the company. The quality and motivation of the Jostens' executive leadership team are two of the most crucial factors impacting the company's long term success. We believe that recognizing and rewarding individual and group achievement related to the company's performance is very important in reinforcing our beliefs and in advancing the long term interests of you, the shareholder. We also believe that the executive compensation actions we have taken are consistent with our philosophy for the executive compensation program. As we move forward, we will continue to link company performance to executive rewards and to emphasize stock ownership as key components of the Jostens' executive compensation program.

                                          RESPECTFULLY SUBMITTED,

                                          Members of the Compensation
                                           Committee:

                                          William A. Andres, Chair
                                          Lilyan H. Affinito
                                          Jack W. Eugster
                                          Mannie L. Jackson
                                          John W. Stodder

                            EXECUTIVE COMPENSATION

  The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the four most highly compensated executive officers of the company in fiscal year 1996.

                          SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                LONG TERM COMPENSATION
                               ----------------------------------- -------------------------------------
                                                                                               LONG TERM
                                                                                               INCENTIVE
                                                     OTHER ANNUAL  SECURITIES    RESTRICTED      PLAN    ALL OTHER
        NAME AND                          BONUS(/1/)   COMPENSA-   UNDERLYING       STOCK       PAYOUTS  COMPENSA-
   PRINCIPAL POSITION     YEAR SALARY ($)    ($)     TION(/2/) ($) OPTIONS (#) AWARDS(/3/) ($)    ($)    TION ($)
   ------------------     ---- ---------- ---------- ------------- ----------- --------------- --------- ---------
Robert C. Buhrmaster,     1996  495,833    126,800      22,967          0             0            0         0
President and Chief       1995  470,833    237,500      80,104       216,000       341,488         0         0
Executive Officer(/4/)    1994  363,726    100,000      25,109       150,000          0            0         0
Charles W. Schmid,        1996  290,035     70,407      21,690         8,000          0            0         0
Executive Vice President  1995  254,340    114,844      16,653        72,000       113,815         0         0
and General Manager(/5/)  1994   58,814      8,750       2,700        20,000          0            0         0
John L. Jones,            1996  236,957     52,839      25,236          0             0            0         0
Senior Vice President--   1995  227,474    101,787      25,570        72,000       113,815         0         0
International             1994  217,897     30,819      17,962        15,500          0            0         0
Orville E. Fisher Jr.,
Senior Vice President,    1996  230,806     53,060      20,128          0             0            0      11,196
General Counsel and       1995  220,696    100,107      20,261        72,000       113,815         0      11,196
Secretary(/6/)            1994  209,057     37,077      14,855        19,500          0            0      11,196
Trudy A. Rautio,
Senior Vice President     1996  216,667     49,718      15,974          0             0            0         0
and Chief Financial       1995  189,708     90,000      10,826        72,000       113,815         0         0
Officer(/7/)              1994  161,545     49,500      11,554        10,000          0            0         0

- ---------------------
(1) Includes bonuses paid in August of each year for the prior fiscal year.
(2) Includes the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, (c) club dues and (d) medical reimbursement for fiscal year 1996: Mr. Buhrmaster: $12,798, $0, $7,704 and $2,465; Mr Schmid: $8,585, $5,800, $5,613 and $1,691; Mr.
    Jones: $9,864, $5,290, $5,547 and $4,435; Mr. Fisher: $9,729, $2,500,
    $4,639 and $3,260; and Ms. Rautio: $8,093, $2,600, $1,060 and $4,221.
    Includes the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, and (c) club dues for fiscal year 1995: Mr. Buhrmaster: $10,777, $10,000 and $56,401; Mr Schmid:
    $10,881, $0 and $5,606; Mr. Jones $10,075, $7,500 and $5,287; Mr. Fisher:
    $11,348, $1,365 and $4,243; and Ms. Rautio: $8,075, $787 and $1,442.
    Includes the amounts indicated after each officer's name for the following items (a) automobile, (b) financial planning, and (c) club dues for fiscal year 1994: Mr. Buhrmaster: $11,100, $10,000 and $0; Mr Schmid: $0, $0 and
    $0; Mr. Jones: $8,908, $0 and $7,616; Mr. Fisher: $7,750, $850 and $4,676;
    and Ms. Rautio: $8,369, $2,575 and $0.

(3) Fiscal year 1995 amounts reflect conversion of performance shares into restricted stock pursuant to the Special Equity Performance Plan. No restricted stock was earned during fiscal year 1996 under this Plan and all related performance shares for fiscal year 1996 were forfeited.
(4) Mr. Buhrmaster joined the company in December 1992 as Executive Vice President and Chief Staff Officer and was named President and Chief Operating Officer in June 1993. He was appointed Chief Executive Officer on March 10, 1994.
(5) Mr. Schmid joined the company in April 1994 as Senior Vice President and Chief Marketing Officer. He was named Executive Vice President in August 1995.
(6) All Other Compensation includes life insurance premiums on the life of Mr. Fisher paid by the company in the fiscal year indicated for the Executive Supplemental Retirement Plan. The Executive Supplemental Retirement Plan was established in 1986 and is funded through a life insurance policy purchased on each individual. The insurance proceeds are assigned to the company to reimburse it for the cost of the premiums paid. There is no substantial net cost to the company for this plan.
(7) Ms. Rautio joined the company in June 1993 as Vice President--Finance in the School Products Group. She was named a corporate Vice President and Controller in August 1993 and Senior Vice President--Finance in October 1994. She was appointed to her current position in August 1995.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                          POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                               ANNUAL RATES OF STOCK PRICE
                                  INDIVIDUAL GRANTS                         APPRECIATION FOR OPTION TERM(/1/)
                         ------------------------------------            ---------------------------------------
                         NUMBER OF
                         SECURITIES  PERCENT OF
                         UNDERLYING TOTAL OPTIONS
                          OPTIONS    GRANTED TO   EXERCISE OR
                          GRANTED   EMPLOYEES IN  BASE PRICE  EXPIRATION           5%              10%
          NAME              (#)      FISCAL YEAR   ($/SHARE)  DATE(/2/)  0%  ($37.261/SHARE) ($59.332/SHARE)
          ----           ---------- ------------- ----------- ---------- --- --------------- ---------------
Robert C. Buhrmaster....       0           0           N/A         N/A     0           N/A              N/A
Charles W. Schmid.......   8,000         2.9%       22.875      8/2/05     0  $    115,088   $      291,656
John L. Jones...........       0           0           N/A         N/A     0           N/A              N/A
Orville E. Fisher Jr....       0           0           N/A         N/A     0           N/A              N/A
Trudy A. Rautio.........       0           0           N/A         N/A     0           N/A              N/A
All Shareholders(/3/)...     N/A         N/A           N/A         N/A     0   655,596,706    1,661,413,118

- ---------------------
(1) The "potential realizable value" shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full 10 years and the stock price has appreciated at the assumed rate. For the named executive officer, the value is calculated from the option price per share of fiscal year 1996 granted options. For all shareholders, the gain is calculated from the option price per share on August 2, 1995, based on the number of outstanding shares of common stock on that date. Potential realizable value is listed for illustration only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of company stock or of the stock price.
(2) These options were granted under the Special Equity Performance Plan. The options become exercisable on a cumulative basis as follows: 17 percent on September 27, 1997; 33 percent on September 27, 1998; and 50 percent on September 27, 1999, so long as employment with the company or any of its subsidiaries continues. Options not yet exercisable generally become exercisable upon a change in control of the company. A change of control as defined in the 1992 Stock Incentive Plan occurs upon the sale of substantially all of the assets of the company or other change of control event that would require disclosure under federal securities laws. The exercise price may be paid in cash, in shares of stock or pursuant to a cashless exercise procedure under which the optionee instructs a brokerage firm to sell the purchased shares and remit to the company out of the proceeds an amount equal to the exercise price plus all applicable withholding taxes.
(3) Shown for comparative purposes only. The amounts indicate the increase in the value of the company stock if the stock price appreciates at the rates assumed in the table.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                    AND FISCAL YEAR END 1996 OPTION VALUES

                                                NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                                               OPTIONS AT FISCAL YEAR     THE-MONEY OPTIONS AT
                           SHARES                        END              FISCAL YEAR END(/1/)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
   NAME                   EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  ----------- -------- ----------- ------------- ----------- -------------
Robert C. Buhrmaster....        0          0    101,250      299,750     $149,750     $487,142
Charles W. Schmid.......        0          0     10,000       90,000       31,900      144,364
John L. Jones...........        0          0     46,750       79,750       14,493      126,957
Orville E. Fisher Jr....    8,253    $82,872     88,750       81,750       35,301      130,697
Trudy A. Rautio.........        0          0      6,875       75,125        2,338      156,562

- --------------------
(1) Based on a closing price of $19.75 on June 28, 1996.

                           JOSTENS RETIREMENT PLANS

  The company maintains a non-contributory pension plan, Pension Plan D (Plan
D), that provides benefits for substantially all salaried employees. Retirement income benefits are based upon a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect at termination.

  The company also maintains an unfunded supplemental retirement plan that gives additional credit under Plan D for years of service as a company sales representative to those salespersons who were hired as employees of the company prior to October 1, 1991. In addition, benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code of 1986, as amended. The benefits up to IRS limits are paid from Plan D and benefits in excess, to the extent they could have been earned in Plan D, are paid from the unfunded supplemental plan.

  The following table illustrates a reasonable estimate of the annual benefits under Pension Plan D and the supplemental plan payable to employees, including officers, under these plans. The table does not take into account transition rule provisions of the plan for employees who were participants on June 30, 1988.

                   PROJECTED ANNUAL BENEFIT AT NORMAL RETIREMENT AT AGE
                                         65(/1/)
                 -----------------------------------------------------------------------
FINAL ANNUAL               YEARS OF SERVICE AT RETIREMENT(/2/)
  AVERAGE        -----------------------------------------------------------------------
COMPENSATION        15             20             25             30             35
- ------------     --------       --------       --------       --------       --------
  $150,000       $ 28,400       $ 37,900       $ 47,400       $ 56,900       $ 66,300
   200,000         39,700         52,900         66,100         79,400         92,600
   300,000         62,200         82,900        103,600        124,400        145,100
   400,000         84,700        112,900        141,100        169,400        197,600
   500,000        107,200        142,900        178,600        214,400        250,100
   600,000        129,700        172,900        216,100        259,400        302,600
   700,000        152,200        202,900        253,600        304,400        355,100
   800,000        174,700        232,900        291,100        349,400        407,600
   900,000        197,200        262,900        328,600        394,400        460,100
   950,000        208,400        277,900        347,400        416,900        486,300

- ---------------------
(1) The projected benefits shown in the table are payable in a monthly benefit for life upon retirement at age 65.
(2) The following individuals named in the Summary Compensation Table have the respective number of years of service under Plan D: Mr. Buhrmaster, 3.5 years; Mr. Schmid, 2.25 years; Mr. Jones, 4.5 years; Mr. Fisher, 20.75 years; and Ms. Rautio, 3 years.

  The company also maintains a non-contributory supplemental pension plan for corporate vice presidents. Under the plan, vice presidents who retire after age 55 with at least seven years of service as a corporate vice president are eligible for a benefit equal to 1 percent of final salary for each year of service, up to a maximum of 30 percent. Only service after age 30 is recognized in the plan. The calculation of benefits is frozen at the levels reached at age 60. For purposes of this plan, Mr. Jones will be eligible to receive benefits under this plan if he has five years of service at age 60, but the maximum benefit he may receive is limited to 5 percent of his salary at age 60. Mr. Schmid will be eligible for benefits under this plan if he has at least five years of service at retirement. Mr. Fisher is also eligible for benefits under the old vesting rules in effect prior to 1995, which required attainment of age 50, 15 years of service and eight years of service as a corporate vice president. If they continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Buhrmaster, Schmid, Jones, and Fisher and Ms. Rautio would be $73,689, $25,012, $12,044, $65,736 and
$42,729, respectively.

                               PERFORMANCE GRAPH

  Set forth below is a performance graph showing the company's total return to shareholders the last five fiscal years as compared to the S&P 500 Index and the S&P Miscellaneous Sub-Index, of which the company is part. The returns are based on an assumed investment of $100 on July 1, 1991, in the company's common stock and both of the indexes, with all dividends reinvested.

                             [GRAPH APPEARS HERE]

Measurement Period                             S&P             S&P
(Fiscal Year Covered)     Jostens, Inc.     500 Index     Miscellaneous
- ---------------------     -------------     ---------     -------------
Measurement Pt. -
06/91                        $100             $100            $100
06/92                        $ 82             $113            $115
06/93                        $ 67             $129            $136
06/94                        $ 58             $131            $141
06/95                        $ 80             $165            $166
06/96                        $ 78             $208            $192

                      PROPOSAL TO AMEND THE JOSTENS, INC.
                           1992 STOCK INCENTIVE PLAN

INTRODUCTION

  In August 1996, the Board approved amendments to the Jostens, Inc. 1992 Stock Incentive Plan (the Plan). These amendments relate to Section 162(m) of the Internal Revenue Code (the Code) and to the termination of the non-employee director retirement plan discussed above. Section 162(m) generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to a company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Two of the requirements are that the plan limit the amount of Incentive Awards which can be granted in any one year to an individual participant and that the plan set forth the basis upon which the performance is to be measured. While none of the company's individual executive officer compensation exceeds the $1 million limitation, it is possible that compensation in the form of stock options and restricted stock awards could exceed the limitation due to the appreciation of the company's stock over the term of the incentive awards. In order to preserve the company's ability to receive the tax benefits of all compensation earned, the company is requesting shareholder approval of the following amendments.

PROPOSAL

  The company proposes to amend the Plan to add the following new language:

    19. Option and Award Limitations. No participant who is an employee at the time of the grant may be granted an Incentive Award, the value of which is based on an increase in the value of the Common Stock after the date of grant of such Incentive Award, for more than 500,000 shares of Common Stock, in the aggregate, in any one calendar year. The foregoing limitation specifically includes the grant of any Incentive Awards representing qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

    20. Performance-Based Incentive Awards. An Eligible Recipient may be granted one or more Incentive Awards based upon company performance over a period of time (a Performance-Based Incentive Award). The Committee shall have the sole discretion to determine persons eligible to receive Performance-Based Incentive Awards, the time frame over which the performance is to be measured (Performance Period), company performance factors applicable to the award (Performance Measures), and the method of calculating the awards. At the time the Committee establishes a Performance-Based Incentive Award, it shall also establish the Performance Period, Performance Measures and targets to be attained relative to the Performance Measures and Performance Period. Performance Measures may be based on any of the following factors, either alone or in combination, as the Committee may deem appropriate: (a) shareholder return, (b) profitability as measured by return ratios, (c) revenues, (d) earnings, (e) earnings per share, (f) costs as measured by margins or other ratios, (g) cash flow and (h) economic value added-measures. Performance Measures may be based on total company or business unit performance, either alone or in combination, in the absolute or based on comparative performance with other companies.

and to amend Section 6.4(a) of the Plan to read as follows (proposed addition is underscored):

    An Option to purchase 2,200 shares of Common Stock (subject to adjustment as provided in Section 4.3 of the Plan) shall be granted automatically at each annual meeting of shareholders to each director of the company who is, as of the date of such annual meeting of shareholders, a Non-Employee Director.

SUMMARY OF THE PLAN

  A general description of the basic features of the Plan is outlined below. This summary is qualified in its entirety by the terms of the Plan, a copy of which is available from the company.

  General. All full-time or part-time employees (including officers and directors who are also employees) and all non-employee consultants and independent contractors and agents of the company and its subsidiaries are eligible to participate in the Plan. In addition, all non-employee directors of the company are eligible to participate in the automatic grant provisions of the Plan. The maximum number of shares of common stock that may be issued under the Plan for any calendar year will be equal to 1 percent of the outstanding shares of common stock as of July 1 of each fiscal year (of which a maximum of 0.25 percent of such outstanding shares shall be available for the grant or vesting of Incentive Awards other than Stock Options or Stock Appreciation Rights), plus any shares of common stock available for issuance under the Plan in previous fiscal years that are not actually issued and any shares of common stock available for issuance under the Jostens, Inc. 1987 Stock Option Plan (the 1987 Plan) that have not been issued under the 1987 Plan. However, no more than 3 million shares may be cumulatively available for issuance pursuant to the exercise of Incentive Options. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of the company, appropriate adjustments will be made to the number and kind of shares reserved under the Plan and under outstanding Incentive Awards and to the exercise price of outstanding Incentive Awards. The Board may amend the Plan in any respect without shareholder approval, unless shareholder approval is then required by federal securities or tax laws or the rules of the New York Stock Exchange. The Plan will terminate August 13, 2002, and may be terminated before that date by action of the Board. No right or interest in any Incentive Award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered.

  Administration. The Plan will be administered by a committee consisting of not less than two members of the Board. The Board has appointed the Compensation Committee (the Committee) to administer the Plan. The Plan vests broad powers in the Committee to administer and interpret the Plan, including the authority to select the participants that will be granted Incentive Awards under the Plan, determine the nature, extent, time and the duration of the Incentive Awards and prescribe all other terms and conditions of each Incentive Award that are consistent with the Plan. The Committee may modify the terms of any outstanding Incentive Award in any manner (with the consent of the affected participant for most modifications) as long as the modified terms are permitted by the Plan as then in effect.

  Types of Incentive Awards Available. Options. Options must be granted with an exercise price equal to at least the fair market value of the common stock on the date of grant. On September 4, 1996, the the average of the high and low sales price of one share of common stock on the New York Stock Exchange Composite Tape was $18.75. Generally, Options will have a maximum term fixed by the Committee, not to exceed 10 years from the date of grant with respect to Incentive Options. The aggregate fair market value of shares of common stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code) become exercisable for the first time by a participant during any calendar year may not exceed $100,000. The exercise price of Options must be paid in cash, except that the Committee may allow payment to be made (in whole or in part) by delivery of a "broker exercise notice" (pursuant to which the broker or dealer is instructed to sell enough shares or loan the optionee enough money to pay the exercise price and to remit such sums to the company) or promissory note or by transfer of shares of common stock (either previously owned by the optionee or to be acquired upon Option exercise).

  Under the Plan, a Non-Statutory Option to purchase 1,000 shares of common stock (subject to adjustment for changes in the corporate structure or shares of the company) will be granted automatically at each annual meeting of shareholders to each director of the company who, as of the date of such annual meeting, is a non-employee director of the company. Such options will have an exercise price equal to 100 percent of the fair market value of the common stock on the date of grant, will terminate 10 years after its date of grant and will become exercisable with respect to 25 percent of the shares covered by such Option each year after the date of grant.

  SARs. An SAR is a right to receive a payment from the company, in the form of shares or cash or a combination of both (as determined by the Committee), equal to the difference between the fair market value of one or more shares of common stock and the exercise price of such shares. A Tandem SAR is exercisable at the same time, to the same extent, at the same price and during the same period as its related Option. A Stand-Alone SAR is exercisable at the time and to the extent determined by the Committee. The exercise price of a Stand-Alone SAR will be determined by the Committee, but may not be less than 100 percent of the fair market value of common stock on its date of grant. The exercise of a Tandem SAR or the related Option will reduce the number of shares represented by the other.

  Restricted Stock Awards and Stock Awards. A Restricted Stock Award is an award of common stock that vests at such times and in such installments as may be determined by the Committee and, until it vests, is subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of Restricted Stock Awards as it deems appropriate. The Committee has the authority to determine whether quarterly dividends and other distributions on common stock subject to a Restricted Stock Award that has not vested will be paid to the participant or held by the company or a custodian and paid as the Restricted Stock Award vests. A Stock Award is an award of common stock that is not subject to any restrictions other than restrictions on transferability.

  Performance Shares. A Performance Share is a right to receive a payment from the company in the form of shares of common stock upon achieving established performance goals. The Performance Shares will vest at times and installments determined by the Committee, and the Committee may impose restrictions or conditions to the vesting of Performance Shares as it deems appropriate. The Committee will determine whether a participant's Performance Shares will be credited for dividend equivalents.

  Change in Control. Upon the occurrence of a change in control of the company, all outstanding Options and SARs will become immediately exercisable in full and will remain exercisable in accordance with their terms, and all other outstanding Incentive Awards Units will become immediately fully vested and non-forfeitable. In addition, the Committee, without the consent of any affected participant, may determine that some or all participants holding outstanding Options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of such change in control over the exercise price per share of the Options.

  For purposes of the Plan, a change in control of the company will be deemed to have occurred, among other things, upon (i) the sale or other transfer of substantially all of the assets of the company to, or the merger or consolidation of the company with, a corporation that is not controlled by the company, (ii) the liquidation or dissolution of the company, (iii) any person becoming the beneficial owner of 25 percent or more of the combined voting power of the company's outstanding securities, or (iv) a change in the composition of the Board such that the individuals who constitute the Board on the effective date of the Plan cease for any reason to constitute at least a majority of the Board (with exceptions for individuals who are nominated or otherwise approved by the current Board).

  Termination of Employment or Service. Under the Plan, the Committee has the authority to determine and modify the manner in which Incentive Awards will vest or become exercisable following termination of a participant's employment or other service with the company and all subsidiaries.

FEDERAL INCOME TAX CONSEQUENCES

  The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations. This description is not intended to address specific tax consequences applicable to an individual participant who receives an Incentive Award and does not address special rules that may be applicable to directors, officers and greater-than-10 percent shareholders of the company.

  Options. There will not be any federal income tax consequences to either the participant or the company as a result of the grant to a participant of an Option under the Plan. The exercise by a participant of an Incentive Option will also not result in any federal income tax consequences to the company or the participant, except that an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax. Upon exercise of Non-Statutory Option, a participant will recognize ordinary income on the date of exercise in an amount equal to the difference between the fair market value of the shares purchased and the consideration paid for the shares. In general, the company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Statutory Option for any amounts includable in the taxable income of a participant as ordinary income. At the time of the subsequent sale or disposition of the shares obtained upon the exercise of an Option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be a long-term capital gain or loss if the sale or disposition occurs more than one year after the date of exercise and a short-term gain or loss if the sale or disposition occurs one year or less after the date of exercise.

  If a participant disposes of the shares acquired upon exercise of an Incentive Option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Option was granted, nor within one year after the participant exercised the Incentive Option and the shares were transferred to the participant, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares and (ii) the option price at which the participant acquired the shares. The company is not entitled to any compensation expense deduction under these circumstances.

  If the participant does not satisfy both of the above holding period requirements, then the participant will be required to report as ordinary income in the year the participant disposes of the shares, the amount by which the lesser of the fair market value of the shares at the time of exercise of the Incentive Option or the amount realized on the disposition of the shares (if the disposition is the result of a sale or exchange to one other than a related taxpayer) exceeds the option price for the shares. The company will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the participant. The company may be required to withhold in order to receive a deduction. The remainder of the gain or loss recognized on the disposition, if any, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

  Stock Appreciation Rights. A participant who receives an SAR will not recognize any taxable income at the time of the grant. Upon the exercise of an SAR, the participant will realize ordinary income in an amount equal to the cash and the fair market value of any shares of common stock received by the participant. Provided that proper withholding is made, the company will be entitled to a compensation expense deduction for any amounts includable by the participant as ordinary income.

  Restricted Stock Awards and Stock Awards. With respect to shares issued pursuant to Stock Awards or Restricted Stock Awards that are not subject to a risk of forfeiture, a participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt. With respect to shares that are subject to a risk of forfeiture, a participant may file an election under Section 83(b) of the Code within 30 days after receipt to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). If a Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the Restricted Stock Award lapse. The company will receive a corresponding tax deduction for any amounts includable in the taxable income of a participant as ordinary income.

  A participant who does not make a Section 83(b) election within 30 days of the receipt of a Restricted Stock Award that is subject to a risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares freed of restrictions. The company will receive a corresponding tax deduction for any amounts includable in the taxable income of a participant as ordinary income.

  Performance Shares. A participant who receives a Performance Share will not recognize any taxable income at the time of the grant. Upon settlement of the Performance Share, the participant will realize ordinary income in an amount equal to the cash and the fair market value of any shares of common stock received by the participant. Provided that proper withholding is made, the company would be entitled to a compensation expense deduction for any amounts includable by the participant as ordinary income.

  Excise Tax on Parachute Payments. The Code also imposes a 20 percent excise tax on the recipient of "excess parachute payments," as defined in the Code, and denies tax deductibility to the company for such excess parachute payments. Generally, parachute payments are compensation to employees of a company who are officers, shareholders or highly compensated employees, contingent upon a change in control of a company. Acceleration of the vesting of Incentive Awards upon a change in control of the company may constitute parachute payments and, in certain cases, "excess parachute payments."

VOTE REQUIRED; BOARD'S RECOMMENDATION

  Adoption of the proposed amendments to 1992 Stock Incentive Plan will require the affirmative vote of the holders of a majority of the outstanding common shares of the company present and entitled to vote at the Annual Meeting. The Board of Directors recommends a vote FOR the amendments to the 1992 Stock Incentive Plan. Unless otherwise instructed, proxies will be voted in favor of the amendment.

                            APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Ernst & Young as independent auditors to examine the accounts of the company for the fiscal year ending June 30, 1997, and to perform other appropriate accounting services. Although it is not required to do so, the Board of Directors submits the appointment of Ernst & Young to the shareholders for ratification.

  The Board recommends a vote for ratification of Ernst & Young as independent auditors for the fiscal year ending June 30, 1997. Unless a contrary choice is specified, proxies solicited by the Board will be voted for ratification of Ernst & Young. If the appointment of Ernst & Young is not ratified, the Board of Directors will reconsider its appointment.

  The company has requested and expects representatives of Ernst & Young to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

                                OTHER BUSINESS

  The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting, other than that described in this Proxy Statement. If, however, any other matters properly come before the meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the individual or individuals voting the proxies.

       SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS

  Shareholder proposals intended to be presented in the proxy materials relating to the 1997 Annual Meeting of Shareholders must be received by the company at its principal executive offices on or before May 23, 1997.

                                 MISCELLANEOUS

  THE COMPANY WILL FURNISH UPON WRITTEN CONSENT AND WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) FOR THE FISCAL YEAR ENDED JUNE 30, 1996, TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF SEPTEMBER 4, 1996. SUCH REQUESTS SHOULD BE SENT TO NORWEST BANK, SHAREOWNER SERVICES, P.O. BOX 738, SOUTH ST. PAUL, MN 55075-9902, (800) 468-9716.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Orville E. Fisher Jr
                                          Orville E. Fisher Jr., Secretary

September 20, 1996

                            YOUR VOTE IS IMPORTANT!

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY CARD AND RETURN IT PRIOR TO THE MEETING DATE IN THE ENCLOSED STAMPED ENVELOPE.

                               [RECYCLED SYMBOL]
              This Proxy Statement is printed on recycled paper.

                               [LOGO OF JOSTENS]



                                 JOSTENS, INC.
                                ANNUAL MEETING

                          Auditorium of Jostens, Inc.
                           5501 Norman Center Drive
                         Minneapolis, Minnesota 55437

                               OCTOBER 24, 1996
                              10 A.M. LOCAL TIME

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THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 2 AND 3 ABOVE AND TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES NAMED IN ITEM 1 ABOVE.

     Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                  Dated: __________________________, 1996

                                  ---------------------------------------

                                  ---------------------------------------
                                                  (Signature)

                                  PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN
                                  THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                  ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 JOSTENS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking all prior proxies, hereby appoints Robert C. Buhrmaster and Orville E. Fisher, Jr., and each of them, as Proxies, each with the power to appoint his substitute and to act without the other, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Jostens, Inc. held of record by the undersigned on September 4, 1996, at the Annual Meeting of Shareholders of the Company to be held on October 24, 1996 or any adjournment thereof.

1.   ELECTION OF DIRECTORS.

     [_] FOR all nominees listed below            [_] WITHHOLD AUTHORITY to vote
         (except as marked to the contrary below)     for all nominees listed
                                                      below.

  Lilyan H. Affinito, Kendrick B. Melrose, Richard A. Zona (three year terms)
                       Robert P. Jensen (one year term)

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the space below)

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2.   APPROVAL OF AMENDMENTS TO THE JOSTENS, INC. 1992 STOCK INCENTIVE PLAN.

                       [_] FOR   [_] AGAINST   [_] ABSTAIN

3. RATIFICATION OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1997.

                       [_] FOR   [_] AGAINST   [_] ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

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